CHEMBIO DIAGNOSTICS, INC. TO PRESENT AT THE REDCHIP
SMALL–CAP INVESTOR CONFERENCE

MEDFORD, NY, August 13, 2007– Chembio Diagnostics Inc.'s (OTCBB: CEMI) Chief Executive Officer, Lawrence Siebert, will present at the RedChip Small–Cap Investor Conference on August 16th at 2:15 p.m. Eastern Time at the Waldorf-Astoria Hotel in
New York City.

Mr. Siebert will speak about the market opportunities for the Company's HIV and other rapid diagnostic tests including the FDA-approved products being marketed by Inverness Medical Innovations, Inc. as well as Chembio's newly patented Dual Path Platform (DPP(TM)), for which the Company is generating a significant amount of interest.

Individuals may listen to a live webcast of the presentation by logging on to the Investors section of Chembio’s web site, www.chembio.com, a few minutes prior to start time. The presentation will be archived for 90 days.  Additional information regarding the conference can be found at www.redchip.com.

ABOUT CHEMBIO

Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for two of its rapid HIV tests and these are marketed in the United States by Inverness Medical Innovations under their Clearview® brand. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease. In March 2007 Chembio was issued a United States patent for the Dual Path Platform (DPP(TM)), a next generation lateral flow platform. DPP has demonstrated significant advantages over currently available lateral flow methods, including increased sensitivity, sample flexibility, and multiplexing capabilities. Further information please visit www.chembio.com

Company Contact:                                                                           Investor Relations Contacts:
Chembio Diagnostic Systems, Inc.                                                Lippert/Heilshorn & Associates, Inc.
Larry Siebert	Anne Marie Fields
(631) 924-1135                                                                                   (afields@lhai.com)
www.chembio.com                                                                           (212) 838-3777
             Bruce Voss
             (bvoss@lhai.com)
             (310) 691-7100
                                              www.lhai.com